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                                                                    EXHIBIT 10.8

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION AS MODIFIED PURSUANT TO SECTION 51

                                                                     [IBSS LOGO]
SALES REPRESENTATIVE
AND MARKETING AGREEMENT

1. PARTIES. This Agreement is made between INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC., a South Carolina corporation ("IBSS"), and the sales representative ("Representative") subscribed below. Where not otherwise defined where used within the text of this Agreement, capitalized terms used in this Agreement have the meanings set forth in the Section entitled "Definitions."

2. BACKGROUND. IBSS is the owner of the Designated Products and it sells, leases and/or licenses such products, as applicable, to third party users, both directly through its own employees and indirectly through its authorized resellers, sales representatives and its relationships with original equipment manufacturer ("OEM") customers. Representative desires to act as an IBSS Representative within the Territory to market, solicit orders for, and sell, lease or license, as applicable, the Designated Products, and where authorized from time to time by IBSS, to bring one or more Strategic Initiatives to IBSS for its consideration. IBSS desires to appoint Representative as an authorized IBSS Representative of the Designated Products subject to and in accordance with the terms of this Agreement.

3. DEFINITIONS. For purposes of this Agreement the following definitions shall apply:

"Agreement" means this Sales Representative and Marketing Agreement, and all amendments, extensions and renewals hereof.

"Appointment" means Representative's appointment as a Representative under this Agreement.

"Base Price" means, as to each Designated Product, the price or hourly rate, as applicable, set forth in SCHEDULE A, as such Schedule may be modified by IBSS from time to time during the Term, and which Base Price constitutes the maximum price and/or hourly rate, as applicable, for which Representative is authorized to market, solicit orders for, and sell, lease or license, as applicable, the Designated Products pursuant to this Agreement.

"Change In Control" means a sale or other similar disposition of all or substantially all of the Company's assets, or a merger of the Company with a third party, or a transfer of common stock of the Company in one transaction or a series of related transactions resulting in a majority of the Company's outstanding common stock being beneficially held by persons other than the persons who beneficially hold (directly or indirectly) a majority of the Company stock as of the date hereof, or a change in the Board of Directors of the Company such that a majority of the Board of Directors are persons other than individuals who serve on the Board of Directors as of the date hereof.

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"Customer License" means a Software Product license granted by IBSS to an end user pursuant to a Customer License Agreement authorizing the customer to use the Software Product for the customer's own internal business operations and not for resale by the customer.

"Customer License Agreement" means the standard form agreement promulgated by IBSS from time to time for licensing Software Products to end users.

"Designated Products" means the IBSS Products and IBSS Services set forth on SCHEDULE B.

"Documentation" means any text, data or graphic material in any form describing, explaining or otherwise related to the design, operation, capabilities or functionality of any Software.

"Effective Date" means the date set forth herein immediately above the Parties' signatures below.

"Excess Cash" means cash on hand at the Company after payment of all ordinary and necessary expenses to unaffiliated third parties (but not including any interest or principal repayments to creditors, distributions to shareholders). Payments to the McMaster Group of investors and executive officers (but only at the current level of such payments) will be a deduction for computing Excess Cash.

"Hardware" means computer-related tangible personal property such as computers, monitors, terminals, storage devices, connectivity devices, printers, radio frequency devices, etc.

"Hardware Product" means any Hardware item made available by or through IBSS for sale or lease to end users as a discrete product.

"IBSS" means Integrated Business Systems and Services, Inc., and its successors and assigns.

"IBSS Product" means any Hardware Product and/or any Software Product.

"IBSS Representative" means any Person authorized by IBSS to market, promote, solicit orders for, and sell, lease or license, as applicable, (i) IBSS Products (whether or not under an IBSS trademark, trade name or service mark), and/or
(ii) IBSS Services, including making introductions to, and otherwise initiating sales relationships with, prospective IBSS customers..

"IBSS Services" means the services made available from time to time by or through IBSS for sale to third parties on an hourly or other negotiated basis.

"National Account" means any customer that (i) has purchased or leased, or hereafter purchases or leases, one or more IBSS Products or one or more of IBSS Services for internal use or for use as part of a group or volume purchase, and
(ii) is designated from time to time in a notice to Representative as a "National Account".

"Party" means either IBSS or Representative.

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"Person" means any natural person or private or governmental entity.

"Representative" means the Party or Parties subscribed below under the designation "Representative" and more particularly described in SCHEDULE C, including Representative's heirs and assigns (if an individual) and Representative's successors and permitted assigns (if an entity).

"Software" means any set of instructions designed for execution by a computer to perform a task or accomplish a purpose.

"Software Product" means an assemblage of Software elements and the related Documentation made available by IBSS from time to time for license to end users as a discrete product.

"Specifications" means the functionality and performance capabilities of a Software Product reflected in the most current user manual published by IBSS for the applicable version and release of such Product.

"Term" means the initial term and each renewal term, collectively, of Representative's Appointment.

"Territory" means the geographic area described in SCHEDULE D.

"Trademarks" means those trademarks and service marks of IBSS designated or otherwise utilized by IBSS from time to time as associated with the IBSS Products.

4. APPOINTMENT AS REPRESENTATIVE. Subject to and in accordance with the terms and conditions of this Agreement, IBSS hereby appoints Representative during the Term and within the Territory as:

         (a) a non-exclusive IBSS Representative with respect to the Designated Products; and

         (b) an exclusive IBSS Representative with respect to the Designated Products, but only with respect to the companies set forth on SCHEDULE E, including their respective subsidiaries, and only during such period within the Term as Representative is in good faith actively and diligently pursuing selling opportunities with such companies consistent with the objectives and terms of this Agreement.

5. MARKETING. To the extent reasonably requested by Representative, IBSS shall provide to Representative relevant marketing information, technical specifications, and update descriptions related to the Designated Products so that Representative can, on a periodic basis and as new changes or additions occur, include such information in the marketing and promotional materials that may be distributed by Representative or by its sales force to prospective and/or then-existing IBSS customers. The cost of the production and distribution of such materials by Representative shall be the sole responsibility of Representative. Representative may, at its option and expense, prepare its own promotional materials relating to the Designated Products, and upon the prior written approval of such materials by IBSS

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(which approval shall not be unreasonably withheld), distribute and/or cause its sales force to distribute at Representative's sole cost and expense such materials to prospective and/or then-existing IBSS customers.

6. REPRESENTATIVE'S REPRESENTATIONS AND WARRANTIES. Representative represents and warrants to IBSS each of the following as of the Effective Date:

         (a) Accuracy of Schedule. Each item of information set forth in SCHEDULE C is true, accurate and complete.

         (b) Due Incorporation or Organization. If Representative is an entity or association, Representative (i) is duly organized, validly existing, and in good standing under the laws of its state of organization as set forth in SCHEDULE C.

         (c) Authorization. Representative has the requisite power to enter into this Agreement and to carry out its obligations hereunder and has duly and validly taken all corporate, shareholder, partnership, limited liability company, or other appropriate actions (as applicable) necessary to approve and authorize the execution of this Agreement, and to consummate the transactions contemplated hereby, and has obtained the requisite corporate, governmental, and any other third party approvals and consents necessary to enter into and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Representative and constitutes a valid and binding agreement of Representative enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         (d) Authority; Clear Title. Representative has the full right, power and authority to enter into and perform this Agreement and to grant to and vest in IBSS all of the rights herein set forth.

         (e) No Infringement. Representative has not negligently or intentionally interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary or intellectual property rights of third parties.

         (f) Requisite Skills. Representative has the requisite skills and resources to fully and timely perform its obligations under this Agreement.

Representative acknowledges and agrees that, in appointing Representative as an IBSS Representative, IBSS is relying upon the accuracy and completeness of the foregoing representations and warranties.

7. REPRESENTATIVE'S OBLIGATIONS. Unless otherwise set forth in this Agreement (including the Schedules hereto), during the Term, Representative is engaged to perform and/or observe each and every one of the following obligations at its sole cost, without expense reimbursement or allowance from IBSS, in accordance with the following:

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         (a) Marketing and Referral Activities. Representative shall use its best efforts to initiate activities and/or bring about relationships that result in operating revenues to IBSS through the closing of transactions with third parties involving the Designated Products. In satisfying such obligation, Representative is permitted to actively engage in (i) marketing, promoting, soliciting orders for, and selling the Designated Products within the Territory, and/or (ii) making introductions to, and otherwise initiating sales relationships with, prospective IBSS customers, all in accordance with the terms and conditions of this Agreement. In the event Repesentative undertakes to actively handle orders for any Designated Products, Representative shall place all orders for such Designated Products with IBSS on such forms and in accordance with such procedures as IBSS shall establish from time to time. Representative agrees that it shall advise prospective customers of IBSS' unconditional right to reject orders and shall not purport to bind IBSS prior to IBSS' acceptance of such orders.

         (b) National Acounts. Representative shall not market, solicit orders for, or otherwise deal in IBSS Products or IBSS Services to or with any other IBSS Representative or National Account without prior written notice to and coordination with IBSS.

         (c) Competitive Products. Representative shall decline and refuse to handle products or services which are competitive with, the same as, or similar to any IBSS Products or IBSS Services represented, and shall not market, promote or advertise any such prodcuts or services without the prior written consent of IBSS, which consent may be withheld for any reason in the sole discretion of IBSS.

         (d) Customer Reports. As a condition to the payment obligations of IBSS to Representative under this Agreement with respect to any customer account that has generated revenue to IBSS in connection with one or more of the Designated Products, Representative shall provide IBSS with periodic reports of Representative's referral, marketing, promotional, solicitation and/or selling activities with such customer, providing, as applicable, all relevant data regarding such activities (including dates, substance of contact, follow-up, documentation exchanged, etc.). Such report(s) shall be in the format and delivered to IBSS according to the schedule that IBSS may from time to time request. Representative shall maintain at all times a complete and accurate list of the IBSS customers who became purchasers of one or more of the Designated Products as a direct result of the Representative's introductions, promotional and marketing actvities, or other interventions during the Term (the "Master Customer List"). The Master Customer List shall include at a mininum, and where applicable, the following information: the customer's name; the name and version number of each Designated Product used by the customer; the customer address at which each such Designated Product is installed, used or provided; the number of authorized users for each such Designated Product; the type and serial number of each server on which each such Designated Product was originally installed; and the operating system used by the customer in connection with each such Designated Product. A current copy of the Master Customer List shall be provided to IBSS within five (5) business days upon its request from time to time.

         (e) Manner of Selling Activities. Subject to the express provisions of this Agreement, Representative shall exercise independent business judgement concerning the time, place, and manner of (i) selling and promoting the sale of the Designated Products on

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         IBSS' behalf within the Territory and (ii) otherwise acting in conformity with this Agreement; provided, however, that in all events, Representative shall undertake its activities hereunder in a professional and commercially reasonable manner to IBSS' reasonable satisfaction and in a manner that will not reflect unfavorably upon the Designated Products or IBSS. Representative shall refrain from engaging in any illegal, unfair or deceptive trade practices or unethical business conduct or practices, and shall maintain and preserve the goodwill and reputation of IBSS.

         (f) Other Actions. Representative shall perform such other and further actions as IBSS may, from time to time, reasonably assign to Representative consistent with and as reasonably necessary to carry out the objectives of this Agreement.

         (g) Posture to Third Parties. Representative shall hold itself out as an independent contractor/representative in respect of IBSS and not as an agent, partner or employee of IBSS; provided, however, Representative may prominently display on all of its advertising, signage, stationery, employee business cards and similar marketing materials that it is an Authorized Independent IBSS Representative.

         (h) Representative's Employees. Representative shall continuously monitor the performance of Representative's employees and agents to ensure that such personnel are acting consistent with Representative's obligations under this Agreement.

         (i) Compliance with Laws. Representative shall make such filings and take such action(s) as may be required to qualify to do business under all applicable state and local laws in order to perform the services contemplated by this Agreement on behalf of IBSS, and Representative shall comply with all other provisions of this Agreement or applicable law which prescribe the duties and responsibilities or proscribe the activities or conduct of Representative.

         (j) Compliance with Agreement. Representative shall at all times comply with the requirements of this Agreement and shall maintain accurate and complete books and records which reflect whether Representative is in compliance at all times with its obligations under this Agreement. Representative shall permit IBSS (or its agents) with five (5) days notice to conduct review and audits of such books and records to evaluate Representative's compliance with its obligations under this Agreement. At the request of IBSS from time to time, Representative shall cause its chief executive officer (or other representative of Representative acceptable to IBSS) to certify to IBSS in writing that Representative is in full compliance with its obligations under this Agreement, including the continued accuracy at such time of Representative's representations and warranties set forth in this Agreement.

8. IBSS REPRESENTATIONS AND WARRANTIES. IBSS represents and warrants each of the following as of the Effective Date:

         (a) Due Incorporation. IBSS is a corporation duly incorporated, validly existing and in good standing under the laws of the state of South Carolina.

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         (b) Authorization. IBSS has the requisite power to enter into this
         Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by IBSS and constitutes a valid and binding agreement of IBSS enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         (c) Authority; Clear Title. IBSS has the full right, power and authority to enter into and perform this Agreement and to grant to and vest in Representative all of the rights herein set forth. IBSS is the owner or authorized licensee of the intellectual property rights relating to the Software Products.

         (d) No Infringement. IBSS has not negligently or intentionally interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties.

IBSS acknowledges and agrees that, in appointing Representative as a sales representative, Representative is relying upon the accuracy and completeness of the foregoing representations and warranties.

9. IBSS OBLIGATIONS. During the Term, IBSS shall perform and/or observe each and every one of the following obligations at its sole cost and expense:

         (a) Promotional Materials. IBSS shall provide Representative with adequate copies of IBSS' current promotional documentation and materials.

         (b) Enhancements and New Releases. IBSS shall provide Representative with full and accurate information regarding enhancements and new releases of the IBSS Products comprising the Designated Products.

         (c) Other Actions. IBSS shall act in good faith at all times to Representative and provide such assistance and co-operation as Representative reasonably requests and as may be agreed upon between the Parties hereto at the rate or rates set forth for IBSS Services on SCHEDULE A hereto.

         (d) Rights to Modify Products. Notwithstanding the foregoing, IBSS may, in its sole discretion, without prior notice to Representative, modify the form, features, functionality or other characteristics of any IBSS Product comprising a Designated Product, or suspend or discontinue the sale or distribution of any Designated Product Customer License.

         (e) Rights to Reject Orders. IBSS shall have the right for any reason in its sole discretion (i) to reject any order placed by Representative, including without limitation, orders placed by any party that IBSS in its judgment deems financially or otherwise unsuitable, and (ii) to make any allowances or adjustments to orders and accept any returns of any shipments. IBSS agrees that it shall notify and consult with Representative with respect to any such rejections, allowances or adjustments.

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         (f) Training. IBSS will furnish basic sales training for Representative to understand any or all of the IBSS Products comprising the Designated Products at a mutually agreed upon price for such basic training.

10. PRICES AND TERMS OF SALES. IBSS shall have the absolute right to establish the prices (including the Base Prices) charges, terms and conditions governing the sale of the Designated Products to the representative, but agrees to reasonably consider the advice of Representative regarding such prices, charges, terms and conditions. Except as otherwise expressly agreed by both Parties in writing, each Designated Product sold through the efforts of Representative during the Term shall be sold at its Base Price. IBSS may increase or decrease the Base Price(s) by written notice to Representative, and such new pricing shall apply to all orders received by IBSS through the efforts of Representative after the effective date set forth in such written notice (which effective date shall not be earlier than thirty (30) days after the date such notice is given). IBSS reserves the right to sell any Designated Product to any other Person at a price less than or greater than the Base Price for such Designated Product hereunder. Representative acknowledges and agrees that no term, condition or provision contained in any customer purchase order or order form shall in any way modify, supplement or vary any provision of this Agreement, and that all orders and sales made through the efforts of Representative shall be governed solely by this Agreement unless agreed to in writing between both Representative and IBSS.

11. COMMISSIONS. Representative's compensation under this Agreeement is limited to commissions on those sales made by the Company that directly result from Representative's customer solicitation activities during the Term (herein, "Qualified Sales"). Commissions shall be paid to Representative at the rates set forth on SCHEDULE F, as such Shedule may be revised by IBSS from time to time (to increase, but not decrease commissions) upon fifteen (15) days prior written notice to Representative. Commissions shall be based on the amounts collected by IBSS from Qualified Sales and shall be specifically calculated on the basis of total Net Paid Invoices. For purposes of this Agreement, a "Net Paid Invoice" shall equal the gross amount of a paid invoice, less discounts, allowances and returns. Commissions on invoices shall be paid to Representative by the tenth
(10th) day of the month immediately following the month in which payment on such invoices is received by IBSS.

In addition, Company shall pay to Representative (but only out of Company's "Excess Cash") a non-refundable advance of $10,000 per month ("Draw Payments") (to be applied against future commissions due and payable to Representative); in no event shall these monthly payments exceed the aggregate amount of $175,000.00.

In consideration of Representative's pioneering efforts to date to secure new marketing channels for the Company's products, the Company agrees that on the earlier of the fifth (5th) annual anniversary of the date of this Agreement or a "Change In Control" of the Company, the Company shall pay to Representative an amount equal to $175,000 (less the amount of Draw Payments actually paid to Representative) (the "Signing Bonus").

12. FORM OF PAYMENT. Representative shall have the right to elect the form of payment of any commission owed to Representative hereunder. The form of payment may be (i) in cash or (ii) in the grant of IBSS common stock purchase options or restricted stock grants (collectively, an "Equity Payment"). In the event Representative elects to receive all or any

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portion of commissions owed to Representative hereunder in the form of an Equity
Payment, Representative acknowledges and agrees that (a) the issuance by IBSS of such Equity Payment shall be subject to IBSS and Representative being able to satisfy all applicable federal and state securities laws with respect to such issuance, and (b) in determining the amount of the Equity Payment, the value of such Equity Payment shall in all events be determined with reference to the average daily closing price of the IBSS common stock over the ten (10) trading days prior to the event upon which such payment obligation to Representative arose under the Agreement.

13. LIMITED LICENSE. IBSS hereby grants to Representative a nonexclusive right to the use of the Designated Product that is a Software Product to the extent (and only to the extent) necessary to properly demonstrate and market such Designated Product to a prospective IBSS customer during the Term and in the Territory. IBSS further agrees to provide the representative with two (2) copies complete with documentation of all products that the representative is authorized to sell for evaluation and demonstration purposes. Upon termination of Representative's Appointment, this license shall immediately terminate except to the extent expressly provided in clause (b) below, and Representative shall:

         (a) Promptly cease the marketing, promoting or solicitation of orders for, any of the Designated Products;

         (b) Promptly cease use of all Software Products;

         (c) Promptly return or destroy all copies of all Software Products and all Documentation; and

         (d) Certify in writing to IBSS within thirty (30) days after termination of Representative's Appointment that Representative has fulfilled its obligations under this Section.

14. TERM AND TERMINATION. Unless sooner terminated in acccordance with the terms hereof, the term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for a period of ten (10) years: provided, however, that at the expiration of the initial and each renewal term hereof, this Agreement shall be renewed for successive additional periods of two
(2) years unless either Party shall have delivered to the other Party notice of its intention not to renew at least ninety (90) days prior to the expiration of the then current term hereof. Representative's Appointment may be terminated as follows:

         (a) IBSS may terminate Representative's Appointment immediately upon written notice to Representative if Representative has breached any term or provision of this Agreement; provided, however, where IBSS determines that such breach is curable, Representative shall have thirty (30) days following notice from IBSS to cure such breach.

In respect of the period from and after termination of Representative's Appointment, Representative shall have no further rights as an IBSS Representative. Following termination of Representative's Appointment, all other rights and duties of the Parties under this Agreement shall remain in full force and effect. Without limiting the generality of the foregoing, but by way of example, from and after the date of termination of Representative's Appointment
(i) Representative shall no longer have the right to receive, and IBSS shall no longer have the

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obligation to provide to Representative, promotional materials regarding the
Designated Products, and (ii) Representative's duties in respect of confidential and/or proprietary information of IBSS shall continue indefinitely. The termination of Representative's Appointment shall not constitute a waiver by either Party of any other rights or remedies which it may have in respect of the other Party at the date of such termination, nor shall it constitute a termination of any other contractual arrangement between the Parties. Notwithstanding the foregoing, Representative shall be entitled to receive the Signing Bonus even if this Agreement is terminated for whatever reason.

15. TRADEMARKS AND RELATED MATTERS. During the Term, IBSS hereby authorizes Representative to use the Trademarks subject to and in accordance with each of the following:

         (a) Representative may refer to itself as an "Authorized Independent IBSS Representative" of (and only of) the Designated Products in the marketing and promotional materials circulated by or on behalf of Representative to prospective IBSS customers.

         (b) Representative shall use the Trademarks solely in connection with the marketing and promotion of the Designated Products to prospective IBSS customers pursuant to this Agreement and for no other purpose whatsoever.

         (c) Representative shall refrain from using any Trademark in, or as a part of, Representative's name or tradename.

         (d) Representative shall provide to IBSS for prior review and written approval all promotional, advertising and other materials using or displaying the Trademarks or any trademark or trade name of IBSS, or of third parties used in connection with IBSS Products, or referring to Representative as an "Authorized Independent IBSS Representative", unless such materials and activity are within written guidelines promulgated by IBSS, from time to time. Representative agrees to change or correct, at Representative's expense, any such material and to refrain from any activity which IBSS, in its sole judgment, determines to be inaccurate, misleading, objectionable, or a misuse of the Trademarks. Such approval shall not be unreasonably withheld, and IBSS will give approval or denial of requests within two (2) weeks.

         (e) All rights to use the Trademarks shall terminate at the end of this Agreement. Upon such termination, Representative shall immediately cease all use of the Trademarks and shall destroy any and all written or graphic material in Representative's possession or control bearing any Trademark.

         (f) Representative recognizes IBSS' ownership and title to the Trademarks and the goodwill associated therewith, and agrees that any goodwill which accrues because of Representative's use of the Trademarks shall vest in and become the property of IBSS. Representative further agrees not to contest or take any action to contest the Trademarks or any other trademark, servicemark or trade name of IBSS, or to sue, employ or attempt to register any trademark, service mark or trade name which is confusingly similar to the Trademarks or any other trademark, service mark or trade names of IBSS.

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16.      CONFIDENTIALITY AND PROPRIETARY RIGHTS. Except as otherwise provided in this Section, information exchanged between the Parties shall not be considered confidential unless both Parties agree otherwise in writing. Representative and IBSS shall keep confidential all terms, conditions or other provisions of this Agreement. Software Product direction, content, good-will, technical issues and market approach shall always be considered confidential unless otherwise agreed to in writing by the Parties hereto. Representative acknowledges and agrees as follows:

         (a) Representative acknowledges and agrees that it is not authorized to sell, lease, license, assign or otherwise transfer to any customer or other Person any right, title or interest in or to any Software Product except that, during the Term, Representative is authorized to sell Customer Licenses with respect to Software Products that are Designated Products, subject to and in accordance with the other terms and conditions of this Agreement.

         (b) IBSS shall possess and retain title in and to each item of intellectual property (including without limitation patent, copyright, trademark, service mark, and similar rights) embodied in (i) all software code and documentation, (ii) all manuals or user information,
         (iii) the design and format of the input and output screens, graphical user interface, and printable forms, reports and other hard copy output incorporated in or generated by the IBSS Product, and (iv) all additions, enhancements, revisions, updates or other modifications to the IBSS Product or any part thereof, regardless of any fee or charge paid by Representative to IBSS in respect of the IBSS Product or the design, creation or use thereof. IBSS' rights in and to its intellectual property shall not be limited, diminished or circumscribed in any way because of any fee or charge paid or payable to IBSS by Representative pursuant to this Agreement or otherwise

         (c) Representative shall not cause or permit removal or alteration in any way of any notice, legend or symbol denoting any copyright, trademark, patent or other proprietary right or interest of the intellectual property owner appearing on any input or output screen or hard copy output incorporated in or generated by the IBSS Product, or any documentation, manuals, brochures, or other written or printed materials of any kind related to the IBSS Product.

         (d) Each item of intellectual property embodied in an IBSS Product constitutes valuable proprietary information and trade secrets of IBSS. Representative shall not disclose (nor permit any Representative employee, independent contractor, agent, or other person under its authority or control, to disclose) to any Person, or allow any Person access to, any such proprietary information or trade secrets in whole or in part; provided, however, use of the IBSS Product in accordance with the terms and conditions of this Agreement shall be permitted by employees of Representative in the ordinary course and scope of their employment by Representative.

         (e) Representative shall not cause or permit any IBSS Product to be reverse engineered, decompiled, or disassembled in whole or in part. Representative shall not cause or permit the programs, documentation, or other information related to any IBSS Product to be copied or reproduced in any form or medium, in whole or in part. Representative shall take such actions to preserve and protect IBSS' proprietary rights

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         and interest of confidentiality in and with respect to the IBSS
         Products that are, at a minimum, commensurate with those actions taken by Representative to preserve and protect its most valuable trade secrets or other proprietary or confidential information.

         (f) Representative's confidentiality obligations hereunder do not apply to any information which (i) was lawfully and rightfully in Representative's possession at the time of disclosure and was not acquired directly or indirectly from IBSS, (ii) was lawfully and rightfully acquired by Representative from others who acquired it by proper means and had no confidentiality obligation to IBSS with respect to same, or (iii) is now, or hereafter becomes, through no fault of Representative, part of the public domain by publication or otherwise.

         (g) Representative has no right to use any Software Product or any part thereof except as specifically granted under the limited license referred to in the preceding Section of this Agreement.

         (h) Neither Party shall infringe upon or otherwise make use of any trademark, service mark, trade name, or similar right or interest of the other Party.

17. INDEMNIFICATION. Representative agrees to indemnify, defend and hold harmless IBSS, its officers, directors, employees, agents, and representatives from and against any and all claims, liabilities, or demands (including the costs, expenses and reasonable attorneys' fees on account thereof) which may be made against any such indemnitees which arise out of, or are related to, any of the following:

         (a) Any alleged representation, warranty, action or statement made by Representative that Representative is acting for, or on behalf of, IBSS.

         (b) Any alleged representation, warranty, statement and/or covenant made by Representative to any Person regarding any IBSS Product or IBSS Service unless IBSS approves in writing such representation, warranty, statement and/or covenant.

         (c) Any alleged negligent or other wrongful act or omission of Representative.

         (d) Any alleged changes to any IBSS Product or Documentation by Representative not having the prior written approval of IBSS.

18. AUDIT. Representative shall maintain complete and accurate accounting records, in accordance with sound accounting practices, as to all revenues generated (whether received or receivable) in respect of Designated Products. Such records shall be retained for a period of at least five (5) years after the year to which they pertain. IBSS shall have the right, at its own expense, to audit, inspect and copy all such records at any time during normal business hours upon request.

19. RELATIONSHIP OF PARTIES. The Parties agree that Representative is acting solely as an independent contractor and not as an employee under this Agreement, for all purposes, including payment of any withholding tax and all other federal, state and local taxes. Nothing in this Agreement shall be construed to make either Party a partner, joint venturer or employee

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of the other Party, and no employee of either Party shall be deemed to be the employee of the other Party solely as a consequence of this Agreement. IBSS assumes no liability or responsibility for obligations of Representative in respect of any other Person. Nothing in this Agreement shall be construed to make IBSS responsible for complying with any disclosure, reporting or other requirement of Representative's business or operations. Neither Party shall have any right whatsoever to incur any obligations or liabilities on behalf of or binding upon the other Party. All rights and powers not expressly granted to Representative are expressly reserved to IBSS.

20. NOTICES. All notices, requests, demands, or other communications directed to a Party shall be in writing, and shall be (i) personally delivered or (ii) sent by certified (return receipt requested) or registered mail, postage pre-paid, to such Party's address specified opposite such Party's signature below, or to such other address as such Party may hereafter specify in a notice to the other Party or (iii) if given by electronic means by forwarding to the Party's fax number.

21. CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation". In this Agreement whenever the context so requires, a word's gender shall be deemed to include the neuter, feminine and masculine, and a word's number shall be deemed to include the singular and the plural. The paragraph and section headings contained in this Agreement are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements, arrangements or other commitments between the Parties, whether oral or written, in respect of the subject matter hereof, excluding any nondisclosure agreement executed prior to the date hereof between the Parties in contemplation of the subject matter hereof.

23. SUCCESSORS AND ASSIGNS. The rights, benefits and other interests of Representative under this Agreement are personal and may not be assigned, transferred, shared or divided in any manner by Representative, whether voluntarily or by operation of law, without the prior written consent of IBSS. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

24. NO WAIVERS. The failure of either Party hereto to insist upon strict performance of any of the terms or conditions of this Agreement shall not be deemed to be a waiver of any rights or remedies of such Party in respect of any other provision hereof or in respect of any subsequent breach or default under such term or condition.

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25.      AMENDMENTS. This Agreement may be amended only by a document duly executed by both Parties.

26. SCHEDULES. All Schedules attached to and referred to in this Agreement are an integral part of this Agreement and are incorporated into this Agreement by this reference.

27. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

28. CUSTOM. All parties to this Agreement shall have the right at all times to enforce the provisions contained in this Agreement, and in all other agreements and documents required or provided for herein, in strict accordance with the terms thereof, notwithstanding any custom or practice in the area or any conduct or continuing conduct on the part of any party hereto to the contrary unless expressly agreed to in writing. The failure of any party hereto, at any time or from time to time, to enforce its rights under any provision herein, strictly in accordance with the same, shall not be construed as varying the term or provision thereof, in any way or manner, contrary to the specific provisions of this Agreement or be construed as modifying or waiving such provision.

29. REFORMATION/SEVERABILITY. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically modified to the minimum extent necessary to conform to the applicable requirements for validity and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so modified, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in full force and effect.

30. COMPLIANCE WITH LAWS. Representative shall not market, promote, solicit orders for, sell, lease or otherwise deal with any Designated Product pursuant to this Agreement except in strict compliance with all applicable laws and regulations of all relevant jurisdictions, including without limitation all export and re-export laws, rules, regulations, restrictions and controls applicable to any Designated Product, and all federal and state anti-trust and trade practices laws.

31. FORCE MAJEURE. Neither Party shall be liable to the other for its failure to perform any of its obligations (exclusive of payment obligations) hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control, provided that the Party experiencing such delay promptly notifies the other Party of the delay.

32. SURVIVAL. Except as otherwise expressly provided in this Agreement, neither the expiration of the Term nor the termination of any other provision of this Agreement shall terminate or otherwise affect the remaining provisions of this Agreement, each of which shall survive indefinitely.

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33.      CONSENTS AND APPROVALS. Except as otherwise expressly provided herein, any consent or approval requested of a Party pursuant to this Agreement may be given or withheld by such Party for any or no reason whatsoever in such Party's sole discretion.

34. BEST ENDEAVORS TO SETTLE DISPUTES. In the event of any dispute, claim, question or difference relating to this Agreement, or the validity or termination of this Agreement (other than in respect of disputes as to any matter for which other settlement procedures are expressly provided for in this Agreement, which disputes shall be resolved in accordance with such procedures) the parties involved in the dispute, claim, question or difference shall use their best endeavors to settle such dispute, claim question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to such parties.

35. ARBITRATION. Except as otherwise expressly provided in this Agreement, all claims, controversies or disputes arising out of or related to this Agreement, or any breach thereof, shall be resolved by binding arbitration in Columbia, South Carolina unless the parties mutually agree, in writing, upon a different location, as provided herein and otherwise in accordance with the Commercial Arbitration rules of the American Arbitration Association. Where the amount in controversy is less than $100,000, the dispute shall be submitted to a single arbitrator. Otherwise the dispute shall be submitted to a panel of three arbitrators. The arbitrator(s) shall strictly enforce all provisions of this Agreement except to the extent applicable law requires otherwise. The arbitrator(s) shall have no authority to grant either Party punitive, exemplary, consequential or other special damages of any kind. Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction. Notwithstanding the duty to arbitrate disputes pursuant to this paragraph, either Party may (subject to the other provisions of this Agreement) seek interlocutory relief from the federal district court in (or closest to) Columbia, South Carolina in order to enforce or otherwise protect its rights under the provisions of this Agreement related to confidentiality, proprietary rights to intellectual property, and the duty to arbitrate.

36. ATTORNEYS FEES. In any action, proceeding, or arbitration in respect of this Agreement, the court or the arbitration panel, as applicable (the "tribunal"), shall award to the prevailing Party all of such Party's costs related to the controversy (including without limitation attorneys' fees and out-of-pocket expenses). Where each Party prevails in part, the tribunal shall award to each Party that part of its costs that the tribunal deems allocable to those issues as to which such Party prevailed.

37. JURISDICTION AND VENUE. Except as otherwise contemplated in the Section of this Agreement setting forth the directive of arbitration, the Parties agree that any action or proceeding arising out of or related to this Agreement shall be instituted only in the federal district court in Richland County, South Carolina. Each Party consents and submits to the jurisdiction of such court and agrees that venue therein shall be proper and convenient. In any such action or proceeding in such court, each Party waives any right to raise any objection based upon improper venue, lack of jurisdiction, or inconvenient forum. In connection with any such action or proceeding, each Party consents to personal jurisdiction of such court and agrees service of process may be effected by United States mail. Notwithstanding the foregoing, the Parties agree to resort to such an action or proceeding only (i) if the arbitration

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provisions of this Agreement are held to be invalid or unavailable, (ii) to enforce an arbitration award pursuant to this Agreement, or (iii) as otherwise expressly permitted by this Agreement.

38. LIMITATION OF ACTIONS. Except as set forth below, neither Party shall bring any action or institute any proceeding related, directly or indirectly, to this Agreement more than two (2) years after the Party initiating the action or proceeding knew (or reasonably should have known) of the essential facts giving rise to the underlying cause of action.

39. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

40. EXECUTION AND DELIVERY. Each Party has caused this Agreement to be duly executed and delivered as of the 16th day of September, 2003.

NOTICE ADDRESSES:                        PARTIES:

                                         INTEGRATED BUSINESS SYSTEMS AND
                                         SERVICES, INC.

1601 Shop Road                           By: /s/ George E. Mendenhall
Suite E                                      -------------------------------
Columbia, South Carolina, 29201                  George E. Mendenhall
Attn : George E. Mendenhall, President           Chief Executive Officer

                                         REPRESENTATIVE:

                                         CORPORATE STRATEGIES, INC.

CORPORATE STRATEGIES, INC.                  By: /s/  Richard D. Pulford
3000 Town Center, Suite 540                     ------------------------
Southfield,  Michigan  48075.               Title: President

Attn: Richard D. Pulford

                                         REPRESENTATIVE:

_____________________________            /s/  Richard D. Pulford
_____________________________            -----------------------
_____________________________            RICHARD D. PULFORD

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                                LIST OF SCHEDULES

Schedule A     Customer Base Price List

Schedule B     Designated Products

Schedule C     Representative Information

Schedule D     Territory

Schedule E     Customers Exclusive to Representative

Schedule F     Commissions

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

                                   SCHEDULE A

                            CUSTOMER BASE PRICE LIST

SOFTWARE LICENSES                                                                       BASE PRICE
SYNAPSE

Synapse Base Engine:                                                                    $55,000
(Base Development and OLTP Engine License)

Synapse Configured Interface License (each)                                             $15,000

Annual Maintenance (first payment due at purchase) (24/7)                               18.0% of License Fee


SYNAPSE MANUFACTURING

Synapse Manufacturing Application*:                                                     $125,000
(* - Licensed Synapse Software - Base is a pre-requisite to use this software)
(includes file systems/ base rules Product Process Structure and Process Configuration)

16 Concurrent User License (at least one required for each system)                      $16,000

Additional Individual Concurrent User License (each)                                    $1,250

Annual Maintenance (first payment due at purchase) (24/7)                               18.0% of License Fee

IBSS SERVICES

Synapse Detail Designer                                                                 $200 per hour
Synapse Configuration Engineer                                                          $185 per hour
Synapse Design/Configuration Project Manager                                            $180 per hour
Synapse Configuration / Rules Generation Trainer                                        $180 per hour
Synapse System Administration Trainer                                                   $170 per hour
Synapse Rules Generation Engineer                                                       $165 per hour

The Base Price identified for each license is the one-time fee payable to IBSS for the duration of the applicable identified term for such license.

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                                   SCHEDULE B

                               DESIGNATED PRODUCTS

"Synapse" - IBSS' proprietary software commonly known by such trade name, in machine-readable compiled object code format only, including all ports, improvements, enhancements, additions, updates, new versions, new releases, derivative works, bug fixes, corrections, or other modifications furnished to Representative by IBSS from time to time.

"Synapse Manufacturing (TM)" - IBSS' proprietary software commonly known by such trade name, in machine-readable compiled object code format only, including all ports, improvements, enhancements, additions, updates, new versions, new releases, derivative works, bug fixes, corrections, or other modifications furnished to Representative by IBSS from time to time.

"Synapse HR (TM)" - IBSS' proprietary software in machine-readable compiled object code format only, including all ports, improvements, enhancements, additions, updates, new versions, new releases, derivative works, bug fixes, corrections, or other modifications furnished to Representative by IBSS from time to time.

"IBSS Services" - the service labor, priced on an hourly basis, associated with the categories of professional service providers detailed under the heading "IBSS Services" on SCHEDULE A to this Agreement, subject in all events to the availability of such personnel from time to time.

Such other Software Products and/or Services as to which the Parties shall mutually agree in writing from time to time during the Term.

NOTWITHSTANDING ANYTHING IN THE AGREEMENT OR THIS SCHEDULE TO THE CONTRARY, DESIGNATED PRODUCTS SHALL EXPRESSLY EXCLUDE ANY SOFTWARE PRODUCT ASSOCIATED WITH THE DELIVERY OF EMPLOYEE TRACKING, EMPLOYEE ABSENCE MANAGEMENT, HUMAN RESOURCE AND/OR FAMILY MEDICAL LEAVE ACT COMPLIANCE AND ADMINISTRATION.

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                                   SCHEDULE C

                           REPRESENTATIVE INFORMATION

NAME:
CORPORATE STRATEGIES, INC

PRINCIPAL OFFICE ADDRESS:
CORPORATE STRATEGIES, INC.
3000 Town Center, Suite 540
Southfield, Michigan 48075

TEL: 248-354-1445

TYPE OF ENTITY:
      corporation

STATE OF ORGANIZATION:
      Michigan

OFFICERS:
      Richard D. Pulford

                           REPRESENTATIVE INFORMATION

NAME:
      Richard D. Pulford

PRINCIPAL OFFICE ADDRESS:

CORPORATE STRATEGIES, INC.
3000 Town Center, Suite 540
Southfield, Michigan 48075

TEL: 248-354-1445

TYPE OF ENTITY:
      Individual

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

                                   SCHEDULE D

                                    TERRITORY

1. United States

2. Canada

3. Mexico

4. All member countries of the European Economic Union

5. Mainland China (including Hong Kong)

6. Republic of China (Taiwan)

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                                   SCHEDULE E

                      COMPANIES EXCLUSIVE TO REPRESENTATIVE

         MOBILITY CONCEPTS OR ITS SUCCESSORS
         US MS
         UTT
         VARIOUS VENTURES OF CHRIS SIEFKER
         VARIOUS VENTURES OF SILENUS GROUP, ITS OWNERS AND/OR ITS SUCCESSORS EFINNET

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                                   SCHEDULE F

                          COMMISSIONS TO REPRESENTATIVE

IBSS PRODUCTS :

Commissions with respect to the sale of any IBSS Product comprising the Designated Products sold to any customer shall be paid to Representative at the rates of:

         (i) Thirty percent (30.0%) for the first $300,000 of Net Paid Invoices collected from such customer,

         (ii) Twenty three percent (23.0%) for the next $300,000 of Net Paid Invoices collected from such customer

         (iii) Sixteen and one half percent (16.5%) for the next $400,000 of Net Paid Invoices collected from such customer,

         (iv) Nine percent (9.0%) for the next $1,000,000 of Net Paid Invoices collected from such customer

         (v) Five (5.0%) for the balance over $2,000,000 of Net Paid Invoices collected from such customer.

IBSS SERVICES :

Commissions with respect to the sale of any IBSS Service comprising the Designated Products sold to any customer shall be paid to Representative at the rates of:

         (i) For the first $2,000,000 of Net Paid Invoices collected from such customer the Services revenue will be combined with the Product revenues and paid on the schedule above and

         (v) Two (2.0%) for the balance over $2,000,000 of Net Paid Invoices collected from such customer.

OEM MARKETING/PENETRATION OPPORTUNITIES :

In consideration of marketing and promotional services that may be provided by Representative on behalf of IBSS under the Agreement with respect to prospective original equipment manufacturer (OEM) customers of IBSS, the specific business relationship between IBSS and Representative and the associated compensation to Representative will be negotiated in good faith by the Parties with a view to the execution and delivery between them of an OEM Agreement that will document each OEM product opportunity on a product basis. IBSS in its sole discretion will be entitled to determine the extent of its participation in each OEM product opportunity.

The parties agree that the Signing Bonus otherwise due to Representative may be reduced by the amount that commissions actually paid to Representative for the sale of IBSS Products exceed the amount which would otherwise be payable to Representative if each of the commission percentages in the above paragraphs (i) through (v) was equal to five percent (5%).

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                             SCHEDULE F (CONTINUED)

                          COMMISSIONS TO REPRESENTATIVE

OTHER SERVICES:

Additional Services that the Representative is being asked to perform for IBSS include but are not limited to the following:

Coordinate the efforts of the IBSS sales staff in working with the clients listed in Schedule E above.

Coordinate and introduce various IBSS customers to other IBSS potential customers where there would likely be synergistic opportunities for IBSS to generate additional revenue.

Coordinate and introduce IBSS vendors to other IBSS vendors or customers where there would likely be synergistic opportunities for IBSS to generate additional revenue.

Search for partnership or acquisition opportunities that could represent significant strategic growth advantages to IBSS.

Coordinate and introduce financial resources to customers, vendors, and strategic partners of IBSS where such financing will be directly beneficial to IBSS, including leasing sources for IBSS customers.

For the above services and other services that might be defined from time to time IBSS is granting to the above Representative's stock options to purchase a total of one million (1,000,000) shares of the Company's common stock at an exercise price of fourteen cents ($0.14). Such options shall vest at the rate of 1 share for each net dollar of revenue that the Representative's activity directly or indirectly adds to IBSS's total revenue. Net revenue in this instance is defined as license revenue, service revenue, maintenance revenue, and hardware revenue minus the cost of the hardware as well as net income that might be added to IBSS's net income by an acquisition.

In the event of a Merger, Consolidation, Asset Sale or other transition involving the sale or other transfer of all or substantially all of the business or assets of the Company, other than to a subsidiary or an affiliate of the Company, all stock options granted in the above clause shall immediately vest.

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